Exhibit 4.24

                  COMPROMISE, SETTLEMENT AND RELEASE AGREEMENT
                  --------------------------------------------

     This Compromise, Settlement and Release Agreement (the "Agreement") is made and entered into by and between Fidelity Funding, Inc. ("Fidelity") and Pollution Research and Control Corp. ("Pollution Research") and is as follows:

                                R E C I T A L S:

     WHEREAS, on or about June 28, 1996, Fidelity agreed to provide financing to Nutek, Inc. ("Nutek") pursuant to that certain Loan and Security Agreement ("Loan Agreement"), of even date by and between Fidelity and Nutek;

     WHEREAS, Nutek's obligations under the Loan Agreement, including its obligation to repay the advances made by Fidelity were secured by, among other things, a General Continuing Guaranty dated June 28, 1996 (the "Guaranty") executed by Pollution Research;

     WHEREAS, Nutek defaulted under the terms of the Loan Agreement by, among other things, (a) failing to pay when due certain payments pursuant to the terms of the Loan Agreement; (b) failing to achieve for 1997 the net profits requirements, such requirements established by the Loan Agreement; (c) allowing the outstanding balance of advances to exceed the borrowing base established by the Loan Agreement; and (d) suspending operations resulting in a material adverse change, in violation of the Loan Agreement;

     WHEREAS, by letter dated March 12 1998, Nutek and Pollution Research were provided with formal notice of such defaults and of Fidelity's declaration that all amounts due and owing by Nutek under the Loan Agreement had been declared immediately due and payable, and in such letter Fidelity made demand for immediate payment of all such amounts;

     WHEREAS, by letter dated March 25, 1998, Fidelity, by and through its counsel, once again advised Nutek of acceleration of its obligations under the Loan Agreement and once again made demand upon Nutek, and by copy of such letter demand upon Pollution Research, for payment of amounts then due and owing;

     WHEREAS, on April 1, 1998, Nutek filed a bankruptcy case in the United States Bankruptcy Court for the Northern District of Florida, Pensacola Division;

     WHEREAS, as a result of certain alleged defaults under the Guaranty a lawsuit was filed on or about April 7, 1998, as amended on or about May 8, 1998, in the 44th District Court, Dallas County, Texas (the "State Court"), styled Fidelity Funding, Inc. v. Pollution Research and Control Corporation; No. 98-02820-B (the "Lawsuit"), wherein Fidelity is Plaintiff and Pollution Research is Defendant;

     WHEREAS, Fidelity has asserted that pursuant to the Guaranty, Pollution Research is obligated to pay all sums due and owing under the Loan Agreement, together with attorneys' fees;

     WHEREAS, on or about June 22, 1998, a Default Judgment was entered in favor of Fidelity in the amount of $766,708.77, together with attorneys' fees in the amount of $10,322.50, prejudgment interest after June 9, 1998, at a per diem rate of $326.42, and costs and post-judgment interest at the rate of fifteen percent per annum;

     WHEREAS, on or about July 21, 1998, Pollution Research removed the Lawsuit to the United States District Court for the Northern District of Texas and filed Defendant's Motion to (1) Dismiss and/or Quash Service of Process Pursuant to Fed. R. Civ. P. 12(b)(2)(4)(5) and (II) Set Aside Default Judgment Pursuant to Fed. R. Civ. P. 55(c) and 60(b);

     WHEREAS, on or about August 10, 1998, Fidelity filed Plaintiff's Motion for Remand;

     WHEREAS, on or about January 7, 1999, the Lawsuit was remanded to the State Court for further proceedings;

     WHEREAS, on or about January 11, 1999, Pollution Research filed Defendant's Motion to Quash Service, and, Subject Thereto, to Set Aside Default Judgment and for New Trial;

     WHEREAS, Defendant's Motion to Quash Service, and, Subject Thereto, to Set Aside Default Judgment and for New Trial was denied by operation of law;

     WHEREAS, on or about March 8, 1999, Pollution Research filed Defendant's Second Motion to Quash Service, and, Subject Thereto, to Set Aside Default Judgment and for New Trial;

     WHEREAS, the State Court took Defendant's Second Motion to Quash Service, and, Subject Thereto, to Set Aside Default Judgment and for New Trial under advisement;

     WHEREAS, on or about March 9, 1999, Pollution Research filed its Notice of Appeal seeking review of the Default Judgment;

     WHEREAS, the parties to the Lawsuit, acting through their duly authorized agents, desire and have agreed to fully and finally compromise and settle all claims and all disputes between them, including all claim asserted in the Lawsuit which could have been asserted in the Lawsuit;

     NOW, THEREFORE, for and in consideration of the mutual promises and undertakings herein contained, and such good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by each of the parties hereto, the parties hereto agree as follows:

     1. Contemporaneously with the execution of this Agreement, Pollution Research shall pay to Fidelity the sum of Nine Thousand Dollars ($9,000.00) (the "Initial Payment").

     2. In addition to the Initial Payment, on or before February 1, 2000, Pollution Research shall pay to Fidelity the aggregate of the sum of Four Hundred Fifty Thousand Dollars ($450,000.00) (the "Settlement Payment"). The unpaid portion of the Settlement Payment shall bear interest at the rate of twelve percent (12%) per annum. All accrued but unpaid interest shall be payable monthly on the first (1st) day of each month next following the expiration of one (1) full month after the date of the execution of this Agreement. In addition to the Settlement Payment, as an additional consideration to Fidelity, Pollution Research shall issue to Fidelity a warrant for twenty thousand (20,000) shares of common stock of Pollution Research (the "Warrants"), exercisable for three (3) years at the price of seventy-five cents ($0.75) per share, contemporaneously with the execution and delivery of this Agreement. Any amount realized or received by Fidelity as a result of any exercise of the Warrants shall not apply toward Pollution Research's payment of the Settlement Payment, but shall be in addition to such payment.

     3. In order to induce Fidelity to enter into this Agreement, Pollution Research shall use its best efforts to register for sale one hundred thousand (100,000) shares of common stock of Pollution Research (the "Settlement Consideration Shares"), the Settlement Consideration Shares to be (a) issued in the name of Fidelity, (b) endorsed by Fidelity and (c) placed in escrow with a brokerage designated by Pollution Research, in accordance with the Escrow Agreement attached hereto as Exhibit A and incorporated herein by reference for all purposes. Pollution Research shall have the right under such escrow to cause such Settlement Consideration Shares to be sold provided, however, that proceeds from such sale shall be applied to Pollution Research's obligation to pay the Settlement Payment as set forth in paragraph (2) above. Such proceeds shall be applied first to any accrued but unpaid interest, and thereafter to the Settlement Payment. Upon the full and timely payment to Fidelity of the Settlement Payment, and any accrued but unpaid interest thereon, Fidelity shall have no further rights in the Settlement Consideration Shares or the proceeds of sale thereof. In the event that the proceeds of the sale of such Settlement Consideration Shares exceed the amount of the Settlement Payment and any accrued but unpaid interest thereon, after payment to Fidelity of the Settlement Payment and any accrued but unpaid interest, any excess shall be paid to Pollution Research.

     4. Pollution Research agrees to dismiss the pending appeal from the Default Judgment within three (3) days of the date of execution of this Agreement. The parties agree that the dismissal order shall provide that all costs incurred in the appeal shall be taxed against Pollution Research. Pollution Research hereby acknowledges that the Default Judgment is a valid and binding judgment and hereby agrees not to initiate any action to set aside the Default Judgment, provided, however, that in the event Fidelity take steps to enforce the Default Judgment, in accordance with the terms of this Agreement, nothing contained herein shall preclude Pollution Research from claiming credit for consideration paid pursuant to this Agreement, or otherwise challenging the amount then outstanding on said Judgment.

     5. The parties hereto agree that as of the date of this Agreement, the outstanding balance of the Default Judgment is $468,000.00. Fidelity agrees to take no steps to execute upon the Default Judgment entered by the Court unless and until Pollution Research defaults under this Agreement by failing to timely pay any amount due or otherwise. In the event that Pollution Research timely performs its obligations under this Agreement, Fidelity shall execute a Release of the Default Judgment. In the event that Pollution Research fails to pay any payments when due, fails to deliver the Warrants or otherwise defaults under this Agreement, Fidelity shall immediately be entitled to enforce the Default Judgment, provided, however, that all consideration received pursuant to this Agreement shall be applied to the Default Judgment.

     6. Subject to the terms and provisions of this Agreement, Fidelity hereby releases, remises and forever discharges Pollution Research, its shareholders, representatives, officers, directors, employees, attorneys, agents, subsidiaries, servants and successors-in-interest, hereinafter referred to as the "Pollution Research Released Parties" from any and all rights, claims, demands, actions, causes of action, judgments, whether known or unknown, suspected or unsuspected, which Fidelity has, may have, or may claim to have against Pollution Research and the Pollution Research Released Parties, and, without limiting the generality of the foregoing release, specifically releases, remises and forever discharges the Pollution Research Released Parties from all claims or allegations asserted or which could have been asserted by Fidelity or on its behalf in the Lawsuit, arising from or relating to execution of and performance under the Guaranty; provided, however, that Fidelity does not hereby waive, relinquish or release any of its rights, or any of the obligations of Pollution Research arising out of this Agreement. Provided, however, that Fidelity does not hereby waive, relinquish or release any of its rights, including the right to enforce the Default Judgment upon any event of default by Pollution Research under this Agreement, or any of the obligations of Pollution Research, arising out of this Agreement.

     7. Subject to the terms and provisions of this Agreement, Pollution Research hereby releases, remises and forever discharges Fidelity, its shareholders, representatives, officers, directors, employees, attorneys, agents, subsidiaries, servants and successors-in-interest, hereinafter referred to as the "Fidelity Released Parties," from any and all rights, claims, demands, actions, causes of actions, judgments, whether known or unknown, suspected or unsuspected, which Pollution Research has, may have or may claim to have against Fidelity and the Fidelity Released Parties and, without limiting the generality of the foregoing release, specifically releases, remises and forever discharges Fidelity and the Fidelity Released Parties from all claims or allegations asserted or which could have been asserted by Pollution Research or on its behalf in the Lawsuit, arising from or relating to execution of the Guaranty or performance thereunder; provided, however, that Pollution Research does not hereby waive, relinquish or release any of its rights, or any of the obligations of Fidelity or the Fidelity Released Parties, arising out of this Agreement.

     7. The parties hereby agree that except as set forth herein this Agreement does not constitute an admission of liability; does not constitute any factual or legal precedent or finding whatsoever; and may not be used as evidence in any subsequent proceeding of any kind, except in an action alleging breach of this Agreement or to enforce the Default Judgment.

     8. The parties further agree and acknowledge that the terms of this Agreement are contractual, and not merely a recital. Further, except as otherwise provided in the releases contained herein, this Agreement shall be binding upon, and inure to the benefit of, each party and their heirs, successors, subsidiaries, partners, assigns, agents, servants, employees and attorneys.

     9. The parties hereto warrant that they own all claims asserted or assertable in the Lawsuit, and that they have not assigned any part of such claims to any person, business or entity.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     11. This Agreement, in conjunction with the exhibits attached hereto, contains the full and complete agreements of the parties hereto, and all prior negotiations and agreements pertaining to the subject matter hereof were merged into this Agreement. Each party hereto expressly disclaims reliance upon any facts, promises, undertakings or representations made by any other party, or agents or attorneys, prior to the execution of this Agreement.

     12. All parties to this Agreement have had the benefit of counsel of their choice and have been afforded an opportunity to review this Agreement with their chosen counsel.

     13. This Agreement is one which cannot be modified, irrespective of what might take place or occur, unless each of the parties hereto expressly agrees to such modification in writing.

     14. This Agreement shall be in full force and effect as of the date executed by all parties.

     15. To the extent necessary, the parties hereby acknowledge that the terms of this Agreement have been presented to and approved by the parties' respective board of directors.

     16. Notwithstanding the foregoing, each of the parties hereto represents and warrants that the person executing this Agreement is duly authorized to enter into and execute this Agreement for and on behalf of the party each person purports to represent.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth in the acknowledgements below:

                                        [SIGNATURES TO FOLLOW ON SEPARATE PAGES]

                                        POLLUTION RESEARCH AND CONTROL CORP.


                                        By: /s/ Albert E. Gosselin, Jr.
                                            ------------------------------------
                                            Name:           Albert E. Gosselin
                                           Title:           President

STATE OF CALIFORNIA            )
                               )
COUNTY OF LOS ANGELES          )

     BEFORE ME, the undersigned authority, on this day personally appeared ALBERT E. GOSSELIN, President of Pollution Research and Control Corp., a California corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, on behalf of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 12th day of August, 1999.




                                        /s/  Marcia Smith
                                        ----------------------------------------
                                        /s/  Marcia Smith
                                             Notary Public in and for the
                                             State of California

                                        MARCIA SMITH
                                        ----------------------------------------
                                        Printed name of Notary

                                        My commission expires:

                                        Feb 21, 2003
                                        ----------------------------------------

                                                         [SEAL]

                                        FIDELITY FUNDING, INC.


                                        By: /s/ Edward Henkel
                                            ------------------------------------
                                        Name: Edward Henkel
                                              ----------------------------------
                                        Title: Agent for Fidelity Funding, Inc.
STATE OF    TEXAS     )
                      )
COUNTY OF   DALLAS    )

     BEFORE ME, the undersigned authority, on this day personally appeared Edward Henkel , Sr. Vice President of Fidelity Funding, Inc., a Agent for Fidelity Funding, Inc. , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, on behalf of said corporation .

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 19th day of August, 1999.




                                        /S/ Mary A. Sterner
                                        ----------------------------------------
                                        Notary Public in and for the
         [SEAL]                         State of Texas


                                        Mary A. Sterner
                                        ----------------------------------------
                                        Printed Name of Notary


                                        My commission expires:

                                        July 30, 2001
                                        ----------------------------------------